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                                                                    EXHIBIT 99.1

SHAREHOLDERS OF AIL TECHNOLOGIES INC. OVERWHELMINGLY APPROVE MERGER WITH EDO
CORP.

DEER PARK, N.Y.-(BUSINESS WIRE)-- April 27, 2000--EDO Corp. (NYSE: EDO - news) and AIL Technologies Inc. today announced that shareholders of AIL overwhelmingly approved AIL's proposed merger with EDO, casting 88 percent of the outstanding shares of AIL common stock in favor of the combination.

At a shareholders' meeting to be held tomorrow at 11 a.m., EDO shareholders will consider and vote, among other things, on the approval of the issuance of 6,553,229 EDO common shares in the merger.

If EDO shareholders approve the issuance of the EDO common shares in the merger, as well as certain other proposals relating to the merger, the companies expect to complete the merger by no later than Monday, May 1, 2000.

About AIL Technologies

AIL Technologies (www.ail.com) manufactures and integrates high-technology electronic space, antenna and environmental products for defense and commercial applications in domestic and international markets. AIL Technologies has approximately 1,000 employees and operates manufacturing facilities in Deer Park and Westlake and Lancaster, Calif.

About EDO Corp.

With headquarters in New York City, EDO Corp. (www.edocorp.com) designs and manufactures advanced electronic and mechanical systems and engineered materials for domestic and international defense and industrial markets. EDO employs approximately 650 people at facilities in North Amityville, N.Y.; Chesapeake and Falls Church, Va.; Huntingdon, Pa.; Salt Lake City; and Baton Rouge, La.

The statements contained in this release that are not historical facts may be deemed to contain forward-looking statements with respect to events, the occurrence of which involve risks and uncertainties, including, without limitation, demand and competition for the company's products, and other risks or uncertainties detailed in the company's Securities and Exchange Commission filings.



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Contact:
     EDO Corp., New York
     Frank A. Fariello, 212/716-2000
     www.edocorp.com
         or
     AIL Technologies Inc., Deer Park
     James M. Smith, 631/595-5083
     www.ail.com
         or
     Neil G. Berkman Associates, Los Angeles
     Neil Berkman or Melanie Beeler, 310/277-5162 info@BerkmanAssociates.com



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